Exhibit 5.1
Jeremy T. Steele
Vice President, General Counsel &
Assistant Secretary
November 12, 2008
Board of Directors
Gardner Denver, Inc.
1800 Gardner Expressway
Quincy, IL 62305
Re: Registration Statement on Form S-8
Ladies and Gentleman:
     I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Gardner Denver, Inc., a Delaware corporation (the “Company”), relating to 1,500,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated (the “Plan”).
     As counsel to the Company, I have examined such corporate records, other documents and such questions of law as I have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in my opinion the 1,500,000 shares of Common Stock issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.
     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ Jeremy T. Steele
Jeremy T. Steele, Esq.
Vice President, General Counsel and Assistant Secretary